Exhibit 99.1

Investor Relations:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Investor Contact:

Ronald Morales

(610) 695-3646

Media Contact:

Bronwyn Pait, Marketing

(610) 695-3630

Malvern Bancorp, Inc. Reports Net Income of $7.7 million, or $1.21 per Share, for the Fourth quarter of Fiscal 2016, Representing a 565.2% Increase over the Fourth quarter of Fiscal 2015

PAOLI, PA., October 26, 2016 — Malvern Bancorp, Inc. (NASDAQ: MLVF) (the "Company"), parent company of Malvern Federal Savings Bank (“Malvern” or the “Bank”), today reported operating results for the fourth fiscal quarter ended September 30, 2016. Net income amounted to $7.7 million, or $1.21 per fully diluted common share, for the quarter ended September 30, 2016, an increase of $6.6 million, or 565.2 percent, as compared with the net income of $1.2 million, or $0.18 per fully diluted common share, for the quarter ended September 30, 2015. For the year ended September 30, 2016, net income amounted to $11.9 million, or $1.86 per fully diluted common share, compared with net income of $3.7 million, or $0.58 per fully diluted common share, for the year ended September 30, 2015.

During the fourth quarter of 2016, the Company reversed approximately $7.8 million representing the valuation allowance related to net deferred tax assets, which contributed to a net tax benefit for the quarter of $6.0 million. The impact of the reversal and subsequent income tax benefit positively affected net income for the fourth quarter and full fiscal year 2016 results. Excluding the net tax benefit of $6.0 million, net income attributable to the Company would have been approximately $1.8 million, or $0.28 per fully diluted common share, for the three months ended September 30, 2016 and $6.0 million, or $0.93 per fully diluted common share, for the full fiscal year 2016.

The reversal of the valuation allowance on net deferred tax assets was based on management's judgment that the net deferred tax asset will be realized by the Company. The Company has reported positive cumulative pre-tax earnings over the prior two year period ended September 30, 2016, representing 10 quarters. These historical results in conjunction with management's expectations of future projected taxable income supported the Company’s decision to reverse the valuation allowance on net deferred tax assets.

Anthony C. Weagley, President and Chief Executive Officer, said “In closing out 2016, we continued to perform with growth in key areas of our business. We continue to see strong credit metrics with non-performing assets remaining low as our loan growth remained strong.  Our financial performance continues to allow Malvern to expand its brand through our private banking model and expansion of geographic footprint. We successfully opened our Villanova location, in Pennsylvania, and our Private Banking Loan Production headquarters in Morristown, New Jersey. Our ability to continue to gather client relationships underscores the success of our business plans.  We are maintaining our course with our business strategy and our performance reflected that and the strength of our balance sheet.  Our core loan growth increased 46.7 percent at September 30, 2016 compared to September 30, 2015.   The company also had strong deposit growth at September 30, 2016 with total deposits increasing 29.3 percent compared to September 30, 2015.”

Highlights for the quarter include:

•	Return on average assets (“ROAA”) was 3.90 percent for the three months ended September 30, 2016, compared to 0.72 percent for the three months ended September 30, 2015, and return on average equity (“ROAE”) rose to 35.10 percent for the three months ended September 30, 2016, compared with 5.77 percent for the three months ended September 30, 2015. Excluding the impact of the income tax benefit from the reversal of the valuation allowance, the return on average assets was 0.90 percent for the three months ended September 30, 2016 and the return on average equity was 7.55 percent for the three months ended September 30, 2016.

•	The Company originated $58.2 million in new loans in the fourth quarter of fiscal 2016, which was offset in part by $38.0 million in participations, payoffs, prepayments and maturities from its portfolio, resulting in net portfolio growth of $20.2 million compared to the third quarter of fiscal 2016; new loan originations consisted of $3.8 million in residential mortgage loans, $47.2 million in commercial loans, $5.4 million in construction and development loans and $1.8 million in consumer loans.

•	Non-performing assets (“NPAs”) were at 0.20 percent of total assets at September 30, 2016, compared to 0.22 percent at June 30, 2016 and 0.39 percent at September 30, 2015. The allowance for loan losses as a percentage of total non-performing loans was 336.1 percent at September 30, 2016, compared to 515.2 percent at June 30, 2016 and 333.6 percent at September 30, 2015.

•	The Company’s ratio of shareholders’ equity to total assets was 11.52 percent at September 30, 2016, compared to 10.88 percent at June 30, 2016, and 12.41 percent at September 30, 2015.

•	Book value per common share amounted to $14.42 at September 30, 2016, compared to $13.21 at June 30, 2016 and $12.41 at September 30, 2015.

•	The efficiency ratio, a non-GAAP measure, was 67.7 percent for the fourth quarter of fiscal 2016 on an annualized basis, compared to 64.0 percent in the third quarter of fiscal 2016 and 73.9 percent in the fourth quarter of fiscal 2015.

•	The Company’s balance sheet reflected total asset growth of $165.6 million at September 30, 2016, compared to September 30, 2015, coupled with stable asset quality, and capital levels that exceeded regulatory standards for a well-capitalized institution.

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15
Return on average assets	3.90%	0.81%	0.68%	0.79%	0.72%
Return on average equity	35.10%	7.41%	6.03%	6.55%	5.77%
Net interest margin (tax equivalent basis) (1)	2.65%	2.56%	2.65%	2.72%	2.71%
Loans / deposits ratio	96.07%	96.39%	94.53%	86.90%	84.68%
Shareholders’ equity / total assets	11.52%	10.88%	11.09%	11.37%	12.41%
Efficiency ratio (1)	67.7%	64.0%	66.2%	71.3%	73.9%
Book value per common share	$14.42	$13.21	$12.91	$12.60	$12.41

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended September 30, 2016, total interest income on a fully tax-equivalent basis increased $1.5 million, or 26.9 percent, to $6.9 million, compared to the three months ended September 30, 2015. Interest income rose in the quarter ended September 30, 2016, compared to the comparable period in fiscal 2015, primarily due to a $192.7 million increase in the average balance of our loans. Total interest expense increased by $431,000, or 31.6 percent, to $1.8 million, for the three months ended September 30, 2016, compared to the same period in fiscal 2015.

Net interest income on a fully tax-equivalent basis was $5.1 million for the three months ended September 30, 2016, increasing $1.0 million, or 25.3 percent, from $4.1 million for the comparable three month period in fiscal 2015. The change for the three months ended September 30, 2016 primarily was the result of an increase in the average balance of interest earning assets, which increased $167.6 million. The net interest spread on an annualized tax-equivalent basis was at 2.51 percent and 2.59 percent for the three months ended September 30, 2016 and 2015, respectively. For the quarter ended September 30, 2016, the Company’s net interest margin on a tax-equivalent basis decreased to 2.65 percent as compared to 2.71 percent for the same three month period in fiscal 2015.

“We continued to carry a large cash balance as we grew deposits despite the funding of $58.2 million in new loans for the period. While we anticipate reducing the funding pool, we see growth in funding at the same time so that the dampening effect to margin may continue in the coming quarters”. commented Mr. Weagley.

The 31.6 percent increase in interest expense for the fourth quarter of fiscal 2016 as compared to the fourth quarter of fiscal 2015 primarily reflected higher volumes of borrowings which are part of the hedging activity strategies executed to mitigate interest rate risk. The average cost of funds was 1.08 percent for the quarter ended September 30, 2016 compared to 1.03 percent for the same three month period in fiscal 2015 and, on a linked sequential quarter basis, increased two basis points compared to the third quarter of fiscal 2016.

For the twelve months ended September 30, 2016, total interest income on a fully tax-equivalent basis increased $4.9 million, or 23.5 percent, to $25.5 million, compared to $20.6 million for the twelve months ended September 30, 2015. Total interest expense increased by $1.5 million, or 28.3 percent, to $6.7 million, for the twelve months ended September 30, 2016, compared to the same period in fiscal 2015. Interest income rose for the twelve months ended September 30, 2016, compared to the same period in fiscal 2015 primarily due to a $123.8 million increase in average loan balances. Compared to the same period in fiscal 2015, for the twelve months ended September 30, 2016, average interest earning assets increased $122.7 million, and the net interest spread and net interest margin increased on an annualized tax-equivalent basis by five basis points and three basis points, respectively.

Earnings Summary for the Period Ended September 30, 2016

The following table presents condensed consolidated statements of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)
(dollars in thousands, except per share data)
For the quarter ended:	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15
Net interest income	$5,021	$4,780	$4,500	$4,211	$3,979
Provision for loan losses	100	472	375	—	—
Net interest income after provision for loan losses	4,921	4,308	4,125	4,211	3,979
Other income	615	659	501	558	639
Other expense	3,759	3,378	3,360	3,425	3,454
Income before income tax benefit	1,777	1,589	1,266	1,344	1,164
Income tax benefit	(5,966)	-	-	-	-
Net income	$7,743	$1,589	$1,266	$1,344	$1,164
Earnings per common share:
Basic	$1.21	$0.25	$0.20	$0.21	$0.18
Diluted	$1.21	$0.25	$0.20	n/a	n/a
Weighted average common shares outstanding:
Basic	6,415,049	6,411,766	6,408,167	6,402,332	6,398,720
Diluted	6,415,207	6,411,804	6,408,167	n/a	n/a

Other Income

Other income decreased $24,000 for the fourth quarter of fiscal 2016 compared with the same period in fiscal 2015. The decrease during the fourth quarter of fiscal 2016 was primarily due to a decrease of $155,000 in earnings on bank-owned insurance compared to the same period in fiscal 2015. The decline was a result of a one time death benefit paid in fiscal 2015. Excluding net securities gains and losses, a non-GAAP measure, the Company recorded other income of $471,000 for the three months ended September 30, 2016 compared to $561,000 for the three months ended September 30, 2015, a decrease of $90,000, or 16.0 percent. The decrease in other income in the fourth quarter of fiscal 2016 when compared to the fourth quarter of fiscal 2015 (excluding securities gains and losses) resulted primarily from a decrease of $21,000 in net gain on sale of loans and a decrease in rental income of $4,000, offset by an increase in service charges of $89,000 and an increase in gain on disposal of fixed assets of $1,000.

For the twelve months ended September 30, 2016, total other income decreased $202,000 compared to the same period in fiscal 2015, primarily as a result of a $66,000 decrease in service charges, a $38,000 decrease in rental income, and a $163,000 decrease in earnings on bank-owned insurance, partially offset by an increase of $50,000 in net gains on sales of investment securities, an increase of $14,000 in net gain on sale of loans and an increase in gain on disposal of fixed assets of $1,000. Excluding net securities gains and losses, a non-GAAP measure, the Company recorded other income of $1.8 million for the twelve months ended September 30, 2016 compared to $2.0 million for the comparable period in fiscal 2015, a decrease of $252,000, or 12.5 percent.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15
Service charges on deposit accounts	$258	$227	$227	$211	$169
Rental income – other	56	55	50	50	60
Net gains on sales of investments, net	144	229	61	131	78
Gain on disposal of fixed assets, net	1	—	—	—	—
Gain on sale of loans, net	26	20	36	34	47
Bank-owned life insurance	130	128	127	132	285
Total other income	$615	$659	$501	$558	$639

Other Expense

Total other expense for the three months ended September 30, 2016, increased $305,000, or 8.8 percent, when compared to the quarter ended September 30, 2015. The increase primarily reflected increases in salaries and employee benefits of $282,000, a $53,000 increase in occupancy expense, a $77,000 increase in professional fees, and a $33,000 increase in other operating expense. These increases were partially offset by decreases of $123,000 in federal deposit insurance premium and a $38,000 decrease in data processing expense.

For the twelve months ended September 30, 2016, total other expense decreased $39,000, or 0.3 percent, compared to the same period in fiscal 2015. The decrease primarily reflected a $205,000 decrease in federal deposit insurance, a $108,000 decrease in advertising, a $108,000 decrease in data processing expense and a $200,000 decrease in other operating expenses. These decreases were partially offset by an increase in salaries and employee benefits of $292,000, a $105,000 increase in occupancy expense, a $112,000 increase in professional fees and a $73,000 change in other real estate owned (income) expense, net.

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15
Salaries and employee benefits	$1,669	$1,600	$1,522	$1,499	$1,387
Occupancy expense	472	469	456	423	419
Federal deposit insurance premium	107	40	232	200	230
Advertising	50	26	25	30	40
Data processing	283	278	270	297	321
Professional fees	507	415	361	400	430
Other real estate owned expense (income), net	28	(8)	8	(1)	17
Other operating expenses	643	558	486	577	610
Total other expense	$3,759	$3,378	$3,360	$3,425	$3,454

Statement of Condition Highlights at September 30, 2016

Highlights as of September 30, 2016 included:

•	Balance sheet strength, with total assets amounting to $821.3 million at September 30, 2016, an increase of $165.6 million, or 25.3 percent, compared to September 30, 2015.

•	The Company’s gross loans were $578.4 million at September 30, 2016, an increase of $184.2 million, or 46.7 percent, from September 30, 2015.

•	Total investments were $106.9 million at September 30, 2016, a decrease of $78.6 million, or 42.4 percent, compared to September 30, 2015.

•	Deposits totaled $602.0 million at September 30, 2016, an increase of $136.5 million, or 29.3 percent, compared to September 30, 2015. Total demand, savings, money market, and certificates of deposit less than $100,000 increased $83.2 million, or 23.7 percent, from September 30, 2015.

•	Borrowings totaled $118.0 million at September 30, 2016, an increase of $15.0 million, or 14.6 percent, compared to $103.0 million at September 30, 2015.

Condensed Consolidated Statements of Condition

The following table presents condensed consolidated statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15
Cash and due from depository institutions	$1,297	$1,331	$1,304	$16,334	$16,026
Interest bearing deposits in depository institutions	95,465	77,052	56,739	40,036	24,237
Investment securities, available for sale, at fair value	66,387	80,555	100,895	116,767	128,354
Investment securities held to maturity	40,551	45,834	52,272	54,914	57,221
Restricted stock, at cost	5,424	5,548	5,553	4,762	4,765
Loans held for sale	—	304	—	—	—
Loans receivable, net of allowance for loan losses	574,160	553,971	515,094	461,491	391,307
Other real estate owned	—	700	700	1,168	1,168
Accrued interest receivable	2,558	2,714	2,622	2,722	2,484
Property and equipment, net	6,637	6,654	6,490	6,486	6,535
Deferred income taxes	8,827	1,598	2,202	2,874	2,874
Bank-owned life insurance	18,418	18,289	18,161	18,033	17,905
Other assets	1,548	1,755	1,954	1,561	2,814
Total assets	$821,272	$796,305	$763,986	$727,148	$655,690
Deposits	$602,046	$579,043	$548,790	$534,701	$465,522
Borrowings	118,000	123,000	123,000	103,000	103,000
Other liabilities	6,635	7,612	7,506	6,789	5,777
Shareholders' equity	94,591	86,650	84,690	82,658	81,391
Total liabilities and shareholders’ equity	$821,272	$796,305	$763,986	$727,148	$655,690

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits (unaudited)
(in thousands)
At quarter ended:	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15
Demand:
Non-interest bearing	$34,547	$29,416	$30,720	$28,260	$27,010
Interest-bearing	95,041	100,609	99,154	86,008	82,897
Savings	44,714	46,056	44,207	45,312	45,189
Money market	177,486	147,103	129,652	133,608	108,706
Time	250,258	255,859	245,057	241,513	201,720
Total deposits	$602,046	$579,043	$548,790	$534,701	$465,522

Loans

Total net loans were $574.2 million at September 30, 2016 compared to $391.3 million at September 30, 2015, for a net increase of $182.9 million. The allowance for loan losses amounted to $5.4 million and $4.7 million at September 30, 2016 and September 30, 2015, respectively. Average loans during the fourth quarter of fiscal 2016 totaled $575.8 million as compared to $383.1 million during the fourth quarter of fiscal 2015, representing a 50.3 percent increase.

At the end of fiscal 2016, the loan portfolio remained weighted toward commercial real estate and the core residential portfolio, with single-family residential real estate loans accounting for 36.2 percent of the loan portfolio. Construction and development loans amounted to 4.9 percent with commercial loans accounting for 50.1 percent, and consumer loans representing 8.8 percent of the loan portfolio at such date. Total gross loans increased $184.2 million, to $578.4 million at September 30, 2016 compared to $394.2 million at September 30, 2015. The $184.2 million increase in the loan portfolio at September 30, 2016 compared to September 30, 2015, primarily reflected an increase of $181.2 million in commercial loans and a $20.8 million increase in construction and development loans. These increases were partially offset by a $5.8 million decrease in residential mortgage loans and a $12.0 million reduction in consumer loans at September 30, 2016 as compared to September 30, 2015.

For the year ended September 30, 2016, the Company originated total new loan volume of $330.6 million, which was offset in part by participations, payoffs, prepayments and maturities totaling $146.4 million. The payoffs were primarily confined to the consumer and residential portfolios. “The gathering of new clients, and our market presence continued throughout the quarter with overall growth in the portfolio despite payoff activity. We anticipate the growth continuing into our 2017 fiscal year,” commented Anthony C. Weagley.

The following reflects the composition of the Company’s loan portfolio as of the dates indicated.

Loans (unaudited)
(in thousands)
At quarter ended:	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15
Residential mortgage	$209,186	$210,621	$214,207	$211,302	$214,958
Construction and Development:
Residential and commercial	18,579	14,050	10,796	6,007	5,677
Land	10,013	9,904	7,755	6,804	2,142
Total construction and development	28,592	23,954	18,551	12,811	7,819
Commercial:
Commercial real estate	231,439	211,516	173,160	142,981	87,686
Multi-family	19,515	20,102	20,548	10,549	7,444
Other	38,779	37,091	34,585	25,975	13,380
Total commercial	289,733	268,709	228,293	179,505	108,510
Consumer:
Home equity lines of credit	19,757	21,035	21,712	23,207	22,919
Second mortgages	29,204	31,752	33,987	35,533	37,633
Other	1,914	2,088	2,041	2,299	2,359
Total consumer	50,875	54,875	57,740	61,039	62,911
Total loans	578,386	558,159	518,791	464,657	394,198
Deferred loan costs, net	1,208	1,155	1,240	1,410	1,776
Allowance for loan losses	(5,434)	(5,343)	(4,937)	(4,576)	(4,667)
Loans Receivable, net	$574,160	$553,971	$515,094	$461,491	$391,307

At September 30, 2016 , the Company had $107.9 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Company's "Approved, Accepted but Unfunded" pipeline, which includes approximately $7.0 million in construction and $72.7 million in commercial real estate loans, $13.8 million in commercial term loans and lines of credit and $4.0 million in residential mortgage loans expected to fund over the next 90 days.

Asset Quality

Non-accrual loans were $1.6 million at September 30, 2016, as compared to $1.0 million at June 30, 2016 and $1.4 million at September 30, 2015. Other real estate owned, (“OREO”) was zero at September 30, 2016, as compared with $700,000 at June 30, 2016 and $1.2 million at September 30, 2015, respectively. Total performing troubled debt restructured loans were $2.0 million at September 30, 2016, $2.0 million at June 30, 2016 and $1.1 million at September 30, 2015, respectively. The increase in performing troubled debt restructured loans at September 30, 2016 compared to September 30, 2015 was primarily due to two commercial loans to one borrower, with an outstanding balance of approximately $493,000, being returned to accruing status during the first quarter of fiscal 2016, as well as a commercial loan with an outstanding balance of $386,000 and one residential mortgage loan with an outstanding balance of $85,000 being classified as a performing TDR during fiscal 2016.  The decrease in OREO at September 30, 2016 compared to September 30, 2015, was attributable to three single residential loans and one commercial real estate loan sold during the twelve months of fiscal 2016. The $1.2 million decrease in OREO at September 30, 2016 compared to September 30, 2015, was due to $1.2 million of sale proceeds, at a net gain of $19,000, as well as a $20,000 reduction in the fair value of the remaining property, which is reflected in other REO expense during the twelve months of fiscal 2016.

At September 30, 2016, non-performing assets totaled $1.6 million, or 0.20 percent of total assets, as compared with $1.7 million, or 0.22 percent, at June 30, 2016 and $2.6 million, or 0.39 percent, at September 30, 2015. The decrease from September 30, 2015 reflects the sale of OREO properties during fiscal 2016, as mentioned above. The portfolio of remaining non-accrual loans at September 30, 2016 was comprised of eleven residential real estate loans with an aggregate outstanding balance of approximately $1.1 million, one commercial real estate loan with an outstanding balance of $193,000 and ten consumer loans with an aggregate outstanding balance of approximately $352,000.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15
Non-accrual loans(1)	$1,617	$1,037	$853	$795	$1,399
Loans 90 days or more past due and still accruing	—	—	—	—	—
Total non-performing loans	1,617	1,037	853	795	1,399
Other real estate owned	—	700	700	1,168	1,168
Total non-performing assets	$1,617	$1,737	$1,553	$1,963	$2,567
Performing troubled debt restructured loans	$2,039	$1,959	$1,577	$1,584	$1,091

Non-performing assets / total assets	0.20%	0.22%	0.20%	0.27%	0.39%
Non-performing loans / total loans	0.28%	0.19%	0.16%	0.17%	0.35%
Net charge-offs (recoveries)	$9	$66	$14	$91	$(93)
Net charge-offs (recoveries) / average loans(2)	0.01%	0.05%	0.01%	0.08%	(0.10)%
Allowance for loan losses / total loans	0.94%	0.96%	0.95%	0.98%	1.18%
Allowance for loan losses / non-performing loans	336.1%	515.2%	578.8%	575.60%	333.60%

Total assets	$821,272	$796,305	$763,986	$727,148	$655,690
Total loans	578,386	558,159	518,791	464,657	394,198
Average loans	575,784	542,985	494,005	420,601	383,092
Allowance for loan losses	5,434	5,343	4,937	4,576	4,667

(1)	17 loans totaling approximately $1.3 million or 78.0% of the total non-accrual loan balance were making payments at September 30, 2016.
(2)	Annualized.

The allowance for loan losses at September 30, 2016 amounted to approximately $5.4 million, or 0.94 percent of total loans, compared to $5.3 million, or 0.96 percent of total loans, at June 30, 2016 and $4.7 million, or 1.18 percent of total loans, at September 30, 2015. The Company had a $100,000 provision for loan losses during the quarter ended September 30, 2016 compared to zero for the quarter ended September 30, 2015, respectively. Provision expense was higher during the quarter ended September 30, 2016 due to an increase in loan growth, despite the level of the unallocated component of the provision.

Capital

At September 30, 2016, our total shareholders' equity amounted to $94.6 million, or 11.52 percent of total assets, compared to $81.4 million at September 30, 2015. The Company’s book value per common share was $14.42 at September 30, 2016, compared to $12.41 at September 30, 2015.

At September 30, 2016, the Bank’s common equity tier 1 ratio was 14.24 percent, tier 1 leverage ratio was 10.79 percent, tier 1 risk-based capital ratio was 14.24 percent and the total risk-based capital ratio was 15.16 percent. At September 30, 2015, the Bank’s common equity tier 1 ratio was 15.90 percent, tier 1 leverage ratio was 10.80 percent, tier 1 risk-based capital ratio was 15.90 percent and the total risk-based capital ratio was 16.99 percent. At September 30, 2016, the Bank was in compliance with all applicable regulatory capital requirements.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s other income is presented in the table below including and excluding net investment securities gains. The Company’s management believes that many investors desire to evaluate other income without regard to such gains.

(in thousands)
For the quarter ended:	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15
Other income	$615	$659	$501	$558	$639
Less: Net investment securities gains	144	229	61	131	78
Other income, excluding net investment securities gains	$471	$430	$440	$427	$561

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	9/30/16	6/30/16	3/31/16	12/31/15	930/15
Other expense	$3,759	$3,378	$3,360	$3,425	$3,454
Less: non-core items(1)	—	—	44	67	42
Other expense, excluding non-core items	$3,759	$3,378	$3,316	$3,358	$3,412

Net interest income (tax equivalent basis)	$5,083	$4,847	$4,566	$4,281	$4,056
Other income, excluding net investment securities gains	471	430	440	427	561
Total	$5,554	$5,277	$5,006	$4,708	$4,617

Efficiency ratio	67.7%	64.0%	66.2%	71.3%	73.9%

(1)	Included in non-core items are costs which include expenses related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, severance costs, and external payroll development costs related to such restructuring initiatives. The Company believes these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

The Company’s efficiency ratio, calculated on a GAAP basis without excluding net investment securities gains and without deducting non-core items from other expense, follows:

For the quarter ended:	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15
Efficiency ratio on a GAAP basis	66.7%	62.1%	67.2%	70.4%	73.9%

Net interest margin, which is non-interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the federal statutory rate of 34% for each period presented. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented.

(dollars in thousands)
For the quarter ended:	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15
Net interest income (GAAP)	$5,021	$4,780	$4,500	$4,211	$3,979
Tax-equivalent adjustment(1)	62	67	66	70	77
TE net interest income	$5,083	$4,847	$4,566	$4,281	$4,056

Net interest income margin (GAAP)	2.62%	2.52%	2.61%	2.67%	2.66%
Tax-equivalent effect	0.03	0.04	0.04	0.05	0.05
Net interest margin (TE)	2.65%	2.56%	2.65%	2.72%	2.71%

(1) Reflects tax-equivalent adjustment for tax exempt loans and investments.

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15
Investment securities	$115,366	$141,292	$164,789	$179,979	$188,424
Loans	575,784	542,985	494,005	420,601	383,092
Allowance for loan losses	(5,424)	(5,132)	(4,602)	(4,662)	(4,596)
All other assets	107,655	107,044	94,581	85,450	82,892
Total assets	$793,381	$786,189	$748,773	$681,368	$649,812
Non-interest bearing deposits	$33,242	$34,360	$29,592	$28,604	$32,477
Interest-bearing deposits	543,985	535,457	514,402	460,999	428,205
Borrowings	122,319	123,434	113,000	102,998	101,802
Other liabilities	5,601	7,172	7,847	6,688	6,576
Shareholders’ equity	88,234	85,766	83,932	82,079	80,752
Total liabilities and shareholders’ equity	$793,381	$786,189	$748,773	$681,368	$649,812

About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Mainline. For more than a century, Malvern Federal has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware Counties, Pennsylvania and a Private Banking Loan Production headquarters office in Morristown, New Jersey. Its primary market niche is providing personalized service to its client base.

The Bank, through its Private Banking division and strategic partnership with Bell Rock Capital, Rehoboth, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, 401 accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernfederal.com. For information regarding Malvern Federal Savings Bank, please visit our web site at https://www.malvernfederal.com/.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	September 30, 2016	September 30, 2015
(unaudited)
ASSETS
Cash and due from depository institutions	$1,297	$16,026
Interest bearing deposits in depository institutions	95,465	24,237
Total cash and cash equivalents	96,762	40,263
Investment securities available for sale, at fair value	66,387	128,354
Investment securities held to maturity (fair value of $40,817 and $56,825)	40,551	57,221
Restricted stock, at cost	5,424	4,765
Loans receivable, net of allowance for loan losses	574,160	391,307
Other real estate owned	—	1,168
Accrued interest receivable	2,558	2,484
Property and equipment, net	6,637	6,535
Deferred income taxes, net	8,827	2,874
Bank-owned life insurance	18,418	17,905
Other assets	1,548	2,814
Total assets	$821,272	$655,690

LIABILITIES
Deposits:
Non-interest bearing	$34,547	$27,010
Interest-bearing	567,499	438,512
Total deposits	602,046	465,522
FHLB Advances	118,000	103,000
Advances from borrowers for taxes and insurance	1,659	1,806
Accrued interest payable	427	396
Other liabilities	4,549	3,575
Total liabilities	726,681	574,299

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, authorized 40,000,000 shares authorized, issued and outstanding: 6,560,403 shares at September 30, 2016 and 6,558,473 shares at September 30, 2015	66	66
Additional paid in capital	60,461	60,365
Retained earnings	35,756	23,814
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,629)	(1,775)
Accumulated other comprehensive loss	(63)	(1,079)
Total shareholders’ equity	94,591	81,391
Total liabilities and shareholders’ equity	$821,272	$655,690

MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Twelve Months Ended September 30,
(in thousands, except for share and per share data)	2016	2015	2016	2015
(unaudited)
Interest and Dividend Income
Loans, including fees	$5,980	$4,128	$21,206	$16,484
Investment securities, taxable	511	922	2,824	3,073
Investment securities, tax-exempt	174	217	751	522
Dividends, restricted stock	68	67	250	311
Interest-bearing cash accounts	84	10	213	72
Total Interest and Dividend Income	6,817	5,344	25,244	20,462
Interest Expense
Deposits	1,232	870	4,537	3,431
Borrowings	564	495	2,195	1,817
Total Interest Expense	1,796	1,365	6,732	5,248
Net interest income	5,021	3,979	18,512	15,214
Provision for Loan Losses	100	—	947	90
Net Interest Income after Provision for Loan Losses	4,921	3,979	17,565	15,124
Other Income
Service charges and other fees	258	169	923	989
Rental income-other	56	60	211	249
Net gains on sales of investments, net	144	78	565	515
Gain on disposal of fixed assets, net	1	—	1	—
Net gains on sale of loans, net	26	47	116	102
Earnings on bank-owned life insurance	130	285	517	680
Total Other Income	615	639	2,333	2,535
Other Expense
Salaries and employee benefits	1,669	1,387	6,290	5,998
Occupancy expense	472	419	1,820	1,715
Federal deposit insurance premium	107	230	579	784
Advertising	50	40	131	239
Data processing	283	321	1,128	1,236
Professional fees	507	430	1,683	1,571
Other real estate owned expense (income), net	28	17	27	(46)
Other operating expenses	643	610	2,264	2,464
Total Other Expense	3,759	3,454	13,922	13,961
Income before income tax benefit	1,777	1,164	5,976	3,698
Income tax benefit	(5,966)	—	(5,966)	—
Net Income	$7,743	$1,164	$11,942	$3,698

Earnings per common share
Basic	$1.21	$0.18	$1.86	$0.58
Diluted	$1.21	n/a	$1.86	n/a
Weighted Average Common Shares Outstanding
Basic	6,415,049	6,398,720	6,409,265	6,393,330
Diluted	6,415,207	n/a	6,409,325	n/a

MALVERN BANCORP, INC AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	9/30/2016	6/30/2016	9/30/2015
(unaudited)
Statements of Operations Data

Interest income	$6,817	$6,530	$5,344
Interest expense	1,796	1,750	1,365
Net interest income	5,021	4,780	3,979
Provision for loan losses	100	472	—
Net interest income after provision for loan losses	4,921	4,308	3,979
Other income	615	659	639
Other expense	3,759	3,378	3,454
Income before income tax benefit	1,777	1,589	1,164
Income tax benefit	(5,966)	—	—
Net income	$7,743	$1,589	$1,164
Earnings (per Common Share)
Basic	$1.21	$0.25	$0.18
Diluted	$1.21	$0.25	n/a
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$66,387	$80,555	$128,354
Investment securities held to maturity (fair value of $40,817, $46,146 and $56,825)	40,551	45,834	57,221
Loans held for sale	—	304	—
Loans, net of allowance for loan losses	574,160	553,971	391,307
Total assets	821,272	796,305	655,690
Deposits	602,046	579,043	465,522
Borrowings	118,000	123,000	103,000
Shareholders' equity	94,591	86,650	81,391
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	6,415,049	6,411,766	6,398,720
Diluted	6,415,207	6,411,804	n/a
Operating Ratios
Return on average assets	3.90%	0.81%	0.72%
Return on average equity	35.10%	7.41%	5.77%
Average equity / average assets	11.12%	10.91%	12.43%
Book value per common share (period-end)	$14.42	$13.21	$12.41
Non-Financial Information (Period-End)
Common shareholders of record	459	464	483
Full-time equivalent staff	83	76	71